FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Allison J. Roelofs	Leslie Loyet
Manager – Corporate Financial Reporting	Vice President
(248) 358-4010	(312) 640-6672
aroelofs@firstmercury.com	lloyet@frbir.com
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 20, 2008
FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES
YEAR END AND FOURTH QUARTER 2007 FINANCIAL RESULTS
SOUTHFIELD, MI – February 20, 2008 – First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the year and fourth quarter ended December 31, 2007.
Highlights for the year ended December 31, 2007 include:
•	Return on average stockholders’ equity of 20.8 percent

•	Premiums produced increased 20.0 percent from the same period of 2006 to $276.0 million

•	Book value per share of $12.76, an increase of 27.9 percent compared to December 31, 2006

•	Net investment income of $16.3 million, an increase of 67.8 percent compared to the same period of 2006

•	Total operating revenues increased 47.3 percent from the same period of 2006 to $202.6 million

•	Operating net income of $41.7 million

•	Diluted operating net income per share of $2.25

•	Combined ratio of 72.5 percent

•	Net proceeds of $12.2 million from the Company’s June Secondary offering

•	Completion of a $20.0 million Trust Preferred Securities offering in September
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Highlights for the fourth quarter 2007 include:
•	Execution of definitive agreement to acquire American Management Corporation (“AMC”)

•	Annualized return on average stockholders’ equity of 18.3 percent

•	Premiums produced increased 16.8 percent from the same period of 2006 to $67.3 million

•	Net investment income of $4.8 million, an increase of 59.3 percent compared to the fourth quarter 2006

•	Total operating revenues increased 30.1 percent from the same period of 2006 to $44.9 million

•	Operating net income of $10.7 million

•	Diluted operating net income per share of $0.57

•	Combined ratio of 69.1 percent
“We are pleased with our 2007 results, which include record premiums produced, operating revenues and operating net income,’’ said Richard H. Smith, chairman and chief executive officer. “We have delivered on the objectives we set for ourselves in 2007 amidst an increasingly competitive environment. We thank our associates for their efforts and the results they created for our shareholders,” added Smith.
For the year ended December 31, 2007, premiums produced were $276.0 million, a 20.0 percent increase from premiums produced during the same period in 2006. For the three months ended December 31, 2007, premiums produced were $67.3 million, a 16.8 percent increase from premiums produced during the same period in 2006. Premiums produced consists of all of the premiums underwritten by CoverX®, First Mercury’s licensed wholesale insurance broker, for which the Company takes underwriting risk. CoverX® produces and underwrites all of the Company’s business.
Total operating revenues for the year ended December 31, 2007 increased 47.3 percent to $202.6 million compared to $137.5 million for the same period of 2006. Total operating revenues for the three months ended December 31, 2007 increased 30.1 percent to $44.9 million compared to $34.5 million for the same period of 2006.
Net investment income earned during the year ended December 31, 2007 was $16.3 million, up 67.8 percent from the same period of 2006. Net investment income earned during the three months ended December 31, 2007 was $4.8 million, up 59.3 percent from the same period of 2006.
The combined ratio for the year ended December 31, 2007 was 72.5 percent compared to 67.7 percent for the same period of 2006. The combined ratio for the year ended December 31, 2007 includes a loss ratio of 52.1 percent and an expense ratio of 20.4 percent. These compare to a loss ratio of 50.8 percent and an expense ratio of 16.9 percent for the comparable period in 2006. The combined ratio for the three months ended December 31, 2007 was 69.1 percent compared to 61.7 percent for the same period of 2006. The combined ratio for the three months ended December 31, 2007 includes a loss ratio of 52.5 percent and an expense ratio of 16.6 percent. These compare to a loss ratio of 48.7 percent and an expense ratio of 13.0 percent for the comparable period in 2006. The increase in the expense ratio for the year and three months ended December 31, 2007 is primarily attributable to the December 31, 2006 reinsurance cutoff
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transaction, as previously disclosed, and to the impact of purchasing less quota share reinsurance in 2007.
Operating net income for the year ended December 31, 2007 was $41.7 million compared to $21.5 million for the same period of 2006. Operating net income for the year ended December 31, 2006 includes interest expense of $4.5 million, prepayment penalty of $2.1 million, amortization of debt issuance costs of $0.4 million and write-off of debt issuance costs of $2.6 million, net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury’s initial public offering. Operating net income for the fourth quarter 2007 was $10.7 million compared to $3.3 million for the same period of 2006. Operating net income for the three months ended December 31, 2006 includes interest expense of $0.4 million, prepayment penalty of $2.1 million, amortization of debt issuance costs of $0.1 million and write-off of debt issuance costs of $2.6 million, net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury’s initial public offering.
Additionally, as previously reported, the Company successfully closed its acquisition of all the outstanding stock of American Management Corporation in early February of 2008.
Smith concluded, “We are proud of the long term track record of success of our existing platform across multiple market cycles. In this competitive market, we expect our specialty niche focus combined with the strength of our existing platform to differentiate us from our peers. We remain committed to our objective to deliver strong results through disciplined underwriting while executing on our growth strategy. As such, we anticipate annual premiums produced growth in excess of 20 percent for 2008. Despite a forecasted decline in reinvestment rates and our continued development of new underwriting platforms, we are targeting for 2008 a return on average stockholders’ equity between 16.5 and 18.0 percent.”
Conference Call Details
The Company will host a conference call on Thursday, February 21, 2008 at 11:00 a.m. Eastern Time to discuss year end and fourth quarter 2007 results. The call can be accessed live by dialing 888-221-3848 or by visiting the Company’s website at www.firstmercury.com.
Investors may access a replay by dialing 888-203-1112, passcode 4704167, which will be available through February 28, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About First Mercury Financial Corporation
First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages. During the Company’s 34 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.
Non-GAAP Financial Measures
Operating net income and operating net income per share are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by
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First Mercury’s disclosure of these financial measures. Operating net income consists of net income adjusted to exclude the impact of net realized gains (losses) on investments and the change in fair value of derivative instruments and taxes related to these adjustments. Definitions of these items may not be comparable to the definitions used by other companies. Net income and net income per share are the GAAP financial measures that are most directly comparable to operating net income and operating net income per share.
Safe Harbor Statement
This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; competition risk; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; and the risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.
For more information on the Company, please visit the Company’s website at
www.firstmercury.com
Financial Tables Follow...
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First Mercury Financial Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands, except share and per share data)
Operating Revenue
Net earned premiums	$39,484	$26,766	$169,139	$110,570
Commissions and fees	1,165	4,213	16,549	16,692
Net investment income	4,772	2,996	16,295	9,713
Net realized (losses) gains on investments	(515)	532	602	517

Total Operating Revenues	44,906	34,507	202,585	137,492

Operating Expenses
Losses and loss adjustment expenses, net	20,745	13,022	88,073	56,208
Amortization of deferred acquisition expenses	6,840	3,720	30,706	16,358
Underwriting, agency and other expenses	226	3,586	14,483	13,458
Amortization of intangible assets	306	395	1,227	1,270

Total Operating Expenses	28,117	20,723	134,489	87,294

Operating Income	16,789	13,784	68,096	50,198
Interest Expense	1,431	8,380	4,453	16,615
Change in Fair Value of Derivative Instruments	284	11	559	(40)

Income Before Income Taxes	15,074	5,393	63,084	33,623
Income Taxes	4,860	1,795	21,353	11,754

Net Income	$10,214	$3,598	$41,731	$21,869

Net Income Per Share: (1)
Basic	$0.57	$0.23	$2.36	$2.74

Diluted	$0.54	$0.20	$2.25	$1.58

Weighted Average Shares Outstanding: (1)
Basic	18,032,959	14,923,960	17,710,080	6,907,905

Diluted	18,882,596	18,240,014	18,551,362	13,831,649

GAAP Underwriting Ratios:
Loss ratio	52.5%	48.7%	52.1%	50.8%
Expense ratio	16.6%	13.0%	20.4%	16.9%

Combined ratio	69.1%	61.7%	72.5%	67.7%

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First Mercury Financial Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
	2007	2006
	(Dollars in thousands,
	except share and per share data)
ASSETS

Investments
Debt securities	$402,418	$260,323
Equity securities and other	4,529	3,184
Short-term	52,341	34,334

Total Investments	459,288	297,841
Cash and cash equivalents	18,432	14,335
Premiums and reinsurance balances receivable	38,278	46,090
Accrued investment income	4,481	2,931
Accrued profit sharing commissions	14,220	7,735
Reinsurance recoverable on paid and unpaid losses	96,995	69,437
Prepaid reinsurance premiums	52,718	10,377
Deferred acquisition costs	14,257	18,452
Intangible assets, net of accumulated amortization	36,651	37,878
Other assets	11,964	7,857

Total Assets	$747,284	$512,933

LIABILITIES AND STOCKHOLDERS’ EQUITY

Loss and loss adjustment expense reserves	$272,365	$191,013
Unearned premium reserves	123,469	91,803
Long-term debt	67,013	46,394
Funds held under reinsurance treaties	35,799	—
Reinsurance payable on paid losses	3,958	2,877
Premiums payable to insurance companies	2,163	728
Deferred federal income taxes	217	1,642
Accounts payable, accrued expenses, and other liabilities	12,920	5,738

Total Liabilities	517,904	340,195

Stockholders’ Equity (1)
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 17,972,353 and 17,330,831 shares	180	174
Paid-in-capital	165,836	153,600
Accumulated other comprehensive income (loss)	1,177	(761)
Retained earnings	62,187	20,323
Treasury stock; 0 and 92,500 shares	—	(598)

Total Stockholders’ Equity	229,380	172,738

Total Liabilities and Stockholders’ Equity	$747,284	$512,933

Book Value Per Share	$12.76	$9.98

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First Mercury Financial Corporation
Summary Financial Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands)
Gross Written Premiums:
Direct written premiums	$63,256	$53,390	$258,846	$213,842
Assumed written premiums	4,053	1,044	12,655	4,339

Gross written premiums	$67,309	$54,434	$271,501	$218,181

Net Written Premiums:
Net written premiums	$41,557	$65,002	$155,572	$142,926

Commissions and Fees:
Insurance underwriting commissions and fees	$(800)	$2,426	$5,361	$5,789
Insurance services commissions and fees	1,965	1,787	11,188	10,903

Total commissions and fees	$1,165	$4,213	$16,549	$16,692

Cash and Cash Equivalents:
Net cash provided by operating activities	$17,542	$10,062	$126,732	$52,890
Net cash used in investing activities	(28,875)	(49,355)	(155,026)	(92,995)
Net cash provided by (used in) financing activities	(477)	45,934	32,391	46,040

Net increase (decrease) in cash and cash equivalents	$(11,810)	$6,641	$4,097	$5,935

Operating Net Income: (2)
Net income	$10,214	$3,598	$41,731	$21,869
Adjust for Net realized gains and losses on investments, net of tax	335	(346)	(391)	(336)
Adjust for Change in fair value of derivative instruments, net of tax	185	7	363	(26)

Operating net income	$10,734	$3,259	$41,703	$21,507

Operating Net Income Per Share: (1)
Diluted	$0.57	$0.18	$2.25	$1.55

FOOTNOTES

(1)	Reflects 925 to 1 stock split that occurred on October 16, 2006 for all periods presented.

(2)	See discussion of use of non-GAAP financial measures above.
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